Exhibit 107

Calculation of Filing Fee Tables

Form S-11

(Form Type)

Presidio Property Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock underlying the Common Stock Purchase Warrants, $0.10 par value per share	457	(o)	200,000	(3)	$12.00	$2,400,000	$0.0001531	$367.44
	Total Offering Amounts							$2,400,000		$367.44
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fees Due									$367.44

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A common stock, par value $0.10 per share (“Class A Common Stock”), of Presidio Property Trust, Inc that may be issued in connection with a stock dividend, stock split, recapitalization or similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act, based on the exercise price of the amended warrants pursuant to which the Class A Common Stock may be issued.

(3)	Consists of 200,000 shares of Class A Common Stock issuable upon the exercise of amended warrants issued to a certain holder in connection with a private placement.